Exhibit 99.1

MyMD Pharmaceuticals President Chris Chapman, M.D. Named

Medical Honoree of the Year by the Arthritis Foundation

MyMD’s lead drug candidate, MYMD-1, is being developed to target aging and related diseases along with autoimmune diseases including rheumatoid arthritis

BALTIMORE, MD. – October 26, 2021 – MyMD Pharmaceuticals, Inc. (Nasdaq: MYMD) (“MyMD” or “the Company”), a clinical stage pharmaceutical company committed to extending healthy lifespan, announced today that Chris Chapman, M.D., President, Director and Chief Medical Officer of MyMD, will be honored by the Arthritis Foundation as its Medical Honoree of 2021, to be presented at the annual Commitment to a Cure Gala being held October 28, 2021, in Washington, D.C.

“I am deeply honored by this recognition from the Arthritis Foundation and am proud to be associated with this highly regarded organization, consistently ranked as one of the very top charities in the U.S.,” said Dr. Chapman. “Arthritis is America’s leading cause of disability, and the Foundation’s dedication to the prevention, control and cure of this disease has a tremendous impact for millions of Americans every year. MyMD joins the Arthritis Foundation in its mission to conquer arthritis with life-changing science, namely through our clinical stage immunometabolic regulator MYMD-1 which targets the root causes of inflammation and has demonstrated efficacy in treating autoimmune diseases in animal models.”

Greta Barnes, executive director for the Arthritis Foundation’s Metro D.C. market, commented, “This honor is so fitting for Dr. Chapman, a highly accomplished medical leader at the helm of drug discovery for autoimmune diseases including arthritis. MyMD’s drug candidate MYMD-1 could represent a transformation in therapeutic solutions for individuals suffering from the pain, inflammation and joint destruction of this devastating disease. The Arthritis Foundation gratefully salutes Dr. Chapman and MyMD Pharmaceuticals for their commitment to our common cause.”

All proceeds from the Arthritis Foundation’s Commitment to a Cure Gala support the Arthritis Foundation’s efforts to combat the disease and help more than 54 million Americans.

MyMD’s lead drug candidate, MYMD-1, is being developed to target aging, aging-related diseases, and autoimmune diseases including rheumatoid arthritis. MYMD-1 addresses the root causes of autoimmune diseases by targeting pro-inflammatory cytokines, primarily tumor necrosis factor-alpha (TNF-α), that are active in autoimmune diseases, aging and some types of depression. The rising prevalence of rheumatoid arthritis, psoriatic arthritis, and inflammatory bowel disease are driving demand for TNF inhibitors like MYMD-1. Studies estimate that the number of people suffering from rheumatoid arthritis may rise to over 78 million by 2040. 1

1 Data published by Research and Markets, March 2018.

MyMD plans to advance MYMD-1 in the clinic with two simultaneous Phase 2 trials beginning in the current quarter, one for delaying aging and prolonging healthy lifespan, and the second for COVID-19-associated depression and cytokine elevation.

Dr. Chapman Bio

Dr. Chapman is a seasoned executive and global medical expert with extensive experience in designing and clinical trial protocols and conducting clinical trials. Prior to joining MyMD and since 1999, Dr. Chapman has operated Chapman Pharmaceutical Consulting, Inc., an organization that provides support to pharmaceutical and biotech companies in North America, Europe, Japan, India and Africa on issues such as product safety, pharmacovigilance, medical devices, clinical trials and regulatory issues. He is also the founder of Chapman Pharmaceutical Health Foundation, a nonprofit organization established to solicit public funds and support healthcare needs such as AIDS, diabetes, hypertension, lupus, sickle cell anemia, malaria and tuberculosis. Dr. Chapman’s career includes executive leadership positions with Organon Pharmaceuticals and Quintiles (now known as IQVIA), board service for Rock Creek Pharmaceuticals, Inc. He also spent two years as a critical care physician on staff at Doctor’s Community Hospital in Lanham, Maryland.

Dr. Chapman received his M.D. degree from Georgetown University in Washington, D.C. in 1987. He completed his internship in internal medicine, a residency in anesthesiology and a fellowship in cardiovascular and obstetric anesthesiology at Georgetown. Prior to his time at Georgetown, Dr. Chapman served in the United States Air Force as a B-52 crew chief in the Vietnam era. Dr. Chapman has served at the Ellsworth Air Force Base in South Dakota, Andersen Air Force Base in Guam; U-Tapao Royal Thai Navy Base in Thailand; and Kadena Air Base in Japan.

Dr. Chapman is a graduate of the Harvard Kennedy School, Cambridge, Massachusetts, in financial management (2020).

Chris Chapman, M.D., President, Director and Chief Medical Officer of MyMD Pharmaceuticals, Inc.

About the Arthritis Foundation

The Arthritis Foundation is fighting for all people who live with arthritis. As a Champion of Yes, it’s the Arthritis Foundation’s mission to turn the obstacles arthritis causes into opportunities. The Arthritis Foundation champions life-changing solutions and medical advancements, and it also provides ways for people to connect, break down barriers in health care and join the fight for a cure — uniting hearts, minds and resources to change the future of arthritis. To join the fight to cure arthritis, visit arthritis.org.

About MYMD-1

MYMD-1’s primary purpose is to slow the aging process and extend healthy lifespan, and it is also showing promise as a potential treatment for post- COVID-19 complications and as an anti-fibrotic and anti-prolific therapeutic. MYMD-1 has shown effectiveness in regulating the immune system by performing as a selective inhibitor of tumor necrosis factor-alpha (TNF-α), a driver of chronic inflammation. Unlike other therapies, MYMD-1 has been shown to selectively block TNF-α when it becomes overactivated in autoimmune diseases and cytokine storms, but not block it from doing its normal job of being a first responder to any routine type of moderate infection. MYMD-1’s ease of oral dosing is another differentiator compared to currently available TNF-α blockers, all of which require delivery by injection or infusion. No approved TNF inhibitor has ever been dosed orally. In addition, the drug is not immunosuppressive and has not been shown to cause the serious side effects common with traditional therapies that treat inflammation. MyMD expects to launch two Phase 2 trials during the current quarter for MYMD-1 – one for delaying aging and prolonging healthy lifespan, and the other for post- COVID-19 depression and cytokine elevation.

About MyMD Pharmaceuticals, Inc.

MyMD Pharmaceuticals, Inc. (Nasdaq: MYMD), a clinical stage pharmaceutical company committed to extending healthy lifespan, is focused on developing two novel therapeutic platforms that treat the causes of disease rather than only addressing the symptoms. MYMD-1 is a drug platform based on a clinical stage small molecule that regulates the immune system to control TNF-α, which drives chronic inflammation, and other pro-inflammatory cell signaling cytokines. MYMD-1 is being developed to delay aging, increase longevity, and treat autoimmune diseases and COVID-19- associated depression. The Company’s second drug platform, Supera-CBD, is being developed to treat chronic pain, addiction and epilepsy. Supera-CBD is a novel synthetic derivative of cannabidiol (CBD) and is being developed to address and improve upon the rapidly growing CBD market, which includes both FDA approved drugs and CBD products not currently regulated as drugs. For more information, visit www.mymd.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release may contain forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from any expected future results, performance, or achievements. Forward-looking statements speak only as of the date they are made and none of MyMD nor its affiliates assume any duty to update forward-looking statements. Words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “may,” “plan,” “will,” “would’’ and other similar expressions are intended to identify these forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, without limitation: the timing of, and MyMD’s ability to, obtain and maintain regulatory approvals for clinical trials of MyMD’s pharmaceutical candidates; the timing and results of MyMD’s planned clinical trials for its pharmaceutical candidates; the amount of funds MyMD requires for its pharmaceutical candidates; increased levels of competition; changes in political, economic or regulatory conditions generally and in the markets in which MyMD operates; MyMD’s ability to retain and attract senior management and other key employees; MyMD’s ability to quickly and effectively respond to new technological developments; MyMD’s ability to protect its trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others and prevent others from infringing on MyMD’s proprietary rights; and the impact of the ongoing COVID-19 pandemic on MyMD’s results of operations, business plan and the global economy. A discussion of these and other factors with respect to MyMD is set forth in the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021, filed by MyMD on August 16, 2021. Forward-looking statements speak only as of the date they are made and MyMD disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

MyMD Contact:

Robert Schatz

(646) 421-9523

rschatz@mymd.com

www.mymd.com

Arthritis Foundation Contact:

Greta Barnes

(202) 765-0285

mbarnes@arthritis.org